Exhibit 10.12

****** indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the U.S. Securities and Exchange Commission

MULTI-YEAR CATASTROPHE EXCESS OF LOSS REINSURANCE CONTRACT

EFFECTIVE: JUNE 1, 2014

ISSUED TO

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY, INC.

TAMPA, FLORIDA

Including any and/or all companies that are or may hereafter become affiliated therewith,

subject to prior agreement of Reinsurer to include any affiliates

MULTI-YEAR CATASTROPHE EXCESS OF LOSS REINSURANCE CONTRACT

TABLE OF CONTENTS

ARTICLE 1
BUSINESS COVERED	1
ARTICLE 2
TERM	1
ARTICLE 3
EXCLUSIONS	3
ARTICLE 4
RETENTION AND LIMIT	5
ARTICLE 5
REINSTATEMENT	6
ARTICLE 6
FLORIDA HURRICANE CATASTROPHE FUND	7
ARTICLE 7
RATE AND PREMIUM	11
ARTICLE 8
ANNUAL EXPOSURE CHANGE	14
ARTICLE 9
DEFINITIONS	15
ARTICLE 10
LOSS OCCURRENCE DEFINITION	17
ARTICLE 11
ACCESS TO RECORDS	18
ARTICLE 12
AGENCY	19
ARTICLE 13
ARBITRATION	19
ARTICLE 14
CASH CALL	20
ARTICLE 15
CONFIDENTIALITY	20
ARTICLE 16
CURRENCY	22
ARTICLE 17
ENTIRE AGREEMENT	22
ARTICLE 18
ERROR AND OMISSIONS	22

ARP-HCI-02-CAT-201-14

DOC: June 12, 2014

ARTICLE 19
FEDERAL EXCISE TAX	22
ARTICLE 20
FUNDING OF RESERVES	23
ARTICLE 21
GOVERNING LAW	26
ARTICLE 22
INSOLVENCY	26
ARTICLE 23
LATE PAYMENTS	27
ARTICLE 24
LIABILITY OF THE REINSURER	28
ARTICLE 25
LOSS NOTICES AND SETTLEMENTS	29
ARTICLE 26
NET RETAINED LINES	29
ARTICLE 27
NON-WAIVER	30
ARTICLE 28
NOTICES AND AGREEMENT EXECUTION	30
ARTICLE 29
OFFSET	30
ARTICLE 30
OTHER REINSURANCE	31
ARTICLE 31
SALVAGE AND SUBROGATION	31
ARTICLE 32
SANCTIONS	31
ARTICLE 33
SERVICE OF SUIT	32
ARTICLE 34
SEVERABILITY	32
ARTICLE 35
TAXES	33
ARTICLE 36
TERRITORY	33
ARTICLE 37
INTERMEDIARY	33

ARP-HCI-02-CAT-201-14

DOC: June 12, 2014

ATTACHMENTS

Schedule A

Schedule B

Nuclear Incident Exclusion Clause - Physical Damage – Reinsurance U.S.A.

ARP-HCI-02-CAT-201-14

DOC: June 12, 2014

MULTI-YEAR CATASTROPHE EXCESS OF LOSS REINSURANCE CONTRACT

(hereinafter called the “Contract”)

EFFECTIVE: JUNE 1, 2014

issued to

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY, INC.

TAMPA, FLORIDA

Including any and/or all companies that are or may hereafter become affiliated therewith,

subject to prior agreement of Reinsurer to include any affiliates

(hereinafter called the “Reinsured”)

by

THE SUBSCRIBING REINSURER(S) SPECIFIED IN THE INTERESTS AND LIABILITIES AGREEMENT

ATTACHED TO THIS CONTRACT

(hereinafter called, with other participants, the “Reinsurer”)

ARTICLE 1

BUSINESS COVERED

This Contract is to indemnify the Reinsured in respect of its net excess liability as a result of any loss or losses which may occur during the Term of this Contract under any policies, contracts and binders of insurance or reinsurance (hereinafter called “Policies’’) not covered by the Reinsured’s flood contract, in force at the effective date hereof or issued or renewed on or after that date, covering direct and assumed business classified by the Reinsured as the property perils of Homeowners, Condominium Owners, Renters and Dwelling, subject to the terms, conditions and limitations set forth herein and in Schedule A and Schedule B attached to and forming part of this Contract.

ARTICLE 2

TERM

1.	This Contract shall become effective at 12:01 a.m., Local Standard Time, June 1, 2014, with respect to losses arising out of Loss Occurrences commencing at or after that time and date, and shall remain in force until 12:01 a.m., Local Standard Time, June 1, 2016. “Local Standard Time” as used herein shall be defined as the local standard time at the location where the Loss Occurrence commences.

2.	If this Contract is terminated or expires while a Loss Occurrence covered hereunder is in progress, the Reinsurer’s liability hereunder shall, subject to the other terms and

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conditions of this Contract, be determined as if the entire Loss Occurrence had occurred prior to the termination or expiration of this Contract, provided that no part of such Loss Occurrence is claimed against any renewal or replacement of this Contract.

3.	Notwithstanding the provisions of paragraph (1) above, the Reinsured may reduce or terminate a Reinsurer’s percentage share in this Contract at any time by giving written notice to the Reinsurer in the event any of the following circumstances occur. The effective date of reduction or termination shall be the date selected by the Reinsured, which may be a date that is retroactively applied up to a maximum of 65 days prior to the date of public announcement for subparagraphs (a) through (e) below or upon discovery for subparagraphs (f) through (h) below, subject to the condition that such selected date must be the last day of a calendar month:

a.	The Reinsurer’s policyholders’ surplus (or its equivalent under the Reinsurer’s accounting system) as reported in such financial statements of the Reinsurer as designated by the Reinsured, has been reduced by 20.0% of the amount of surplus (or the applicable equivalent) at any date during the prior 12-month period (including the 12-month period prior to the inception of this Contract); or

b.	The Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- and/or its Standard & Poor’s rating has been assigned or downgraded below BBB+; or

c.	The Reinsurer has become merged with, acquired by or controlled by any other entity or unaffiliated individual(s) not controlling the Reinsurer’s operations at the inception of this Contract; or

d.	A State Insurance Department or other legal authority has ordered the Reinsurer to cease writing business; or

e.	The Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

f.	The Reinsurer has reinsured its entire liability under this Contract without the Reinsured’s prior written consent, except that this provision shall not apply to any intercompany reinsurance or intercompany pooling arrangements entered into by the Reinsurer; or

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g.	The Reinsurer has ceased assuming new or renewal property and casualty treaty reinsurance business; or

h.	The Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.

4.	The Reinsurer may immediately terminate this Contract by giving 10 days’ written notice to the Reinsured in the event the Reinsured fails to remit any premium installment payment due in accordance with the provisions of the Rate and Premium Article.

5.	The Reinsurer may terminate this Contract at the end of any Contract Year by giving written notice to the Reinsured in the event any of the following circumstances occur:

a.	The Reinsured has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement or similar proceedings (whether voluntary or involuntary), or proceedings have been instituted against the Reinsured for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

b.	A change of control and/or sale of the Reinsured.

ARTICLE 3

EXCLUSIONS

1.	This Contract does not apply to and specifically excludes the following:

a.	All excess of loss reinsurance assumed by the Reinsured.

b.	Reinsurance assumed by the Reinsured under obligatory reinsurance agreements, except intercompany reinsurance between the Reinsured and its affiliates and agency reinsurance where the Policies involved are to be re-underwritten in accordance with the underwriting standards of the Reinsured and reissued as Policies of the Reinsured at the next anniversary or expiration date.

c.	Financial guarantee and insolvency.

d.	Insurance Policies classified by the Reinsured as Accident and Health, Fidelity and Surety, Boiler and Machinery, Workers’ Compensation, and Credit business.

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e.	Flood and/or earthquake when written as such for standalone Policies where flood and/or earthquake is the only named peril.

f.	Nuclear risks as defined in the “Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance U.S.A.” attached to and forming part of this Contract.

g.	Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard Policy with a standard War Exclusion Clause.

h.	Loss or liability from any Pool, Association or Syndicate and any assessment or similar demand for payment related to the Florida Hurricane Catastrophe Fund or Citizens Property Insurance Corporation.

i.	All liability of the Reinsured arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Reinsured of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

j.	Loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25.0% of the Reinsured’s property loss under the applicable original Policy.

k.	Loss, damage, cost or expense arising out of an act of terrorism involving the use of any biological, chemical, nuclear or radioactive agent, material, device or weapon.

l.	All liability arising out of mold, spores and/or fungus, but this exclusion shall not apply to those losses which follow as a direct result of a loss caused by a peril otherwise covered hereunder.

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2.	With the exception of subparagraphs (c), (f), (g) and (k) of paragraph (1) above, should any judicial, regulatory or legislative entity having legal jurisdiction invalidate any exclusion on the Reinsured’s Policy, any amount of loss for which the Reinsured is liable because of such invalidation will not be excluded hereunder.

3.	The Reinsured may submit to the Reinsurer, for special acceptance hereunder, business not covered by this Contract. Within seven days of receipt of such request, each Reinsurer shall accept such request, ask for additional information, or reject the request. If a Reinsurer fails to respond to a special acceptance request within seven days, the Reinsurer shall be deemed to have agreed to the special acceptance. If said business is accepted by the Reinsurer, it will be subject to the terms of this Contract, except as such terms are modified by such acceptance. Any special acceptance business covered under the reinsurance agreement being replaced by this Contract will be automatically covered hereunder. Further, in the event a Reinsurer becomes a party to this Contract subsequent to the special acceptance of any business not normally covered hereunder, the Reinsurer shall automatically accept the same as being a part of this Contract.

ARTICLE 4

RETENTION AND LIMIT

1.	As regards to Contract Year 1:

a.	As respects Excess Layer 3 and/or Excess Layer 4 of reinsurance coverage provided by this Contract, the Reinsured shall retain and be liable for the first amount of Ultimate Net Loss, shown as “Reinsured’s Retention” for that excess layer in Schedule A attached hereto, arising out of each Loss Occurrence. The Reinsurer shall then be liable, as respects each excess layer, for the amount by which such Ultimate Net Loss exceeds the Reinsured’s applicable retention, but the liability of the Reinsurer under each excess layer shall not exceed the amount, shown as “Reinsurer’s Per Occurrence Limit” for that excess layer, as respects any one Loss Occurrence, nor shall it exceed the amount, shown as “Reinsurer’s Contract Limit” as respects all loss or losses arising out of Loss Occurrences commencing during the term of Contract Year 1.

2.	As regards to Contract Year 2:

a.

As respects Excess Layer 3 and/or Excess Layer 4 of reinsurance coverage provided by this Contract, the Reinsured shall retain and be liable for the first amount of Ultimate Net Loss, shown as “Reinsured’s Retention” for that excess layer in Schedule B attached hereto, arising out of each Loss Occurrence. The Reinsurer shall then be liable, as

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respects each excess layer, for the amount by which such Ultimate Net Loss exceeds the Reinsured’s applicable retention, but the liability of the Reinsurer under each excess layer shall not exceed the amount, shown as “Reinsurer’s Per Occurrence Limit” for that excess layer in Schedule B attached hereto, as respects any one Loss Occurrence, nor shall it exceed the amount, shown as “Reinsurer’s Contract Limit” for that excess layer in Schedule B attached hereto as respects all loss or losses arising out of Loss Occurrences commencing during the term of Contract Year 2.

3.	Notwithstanding the provisions above, no claim shall be made under any excess layer as respects losses arising out of Loss Occurrences commencing during the Term of this Contract unless at least two risks insured or reinsured by the Reinsured are involved in such Loss Occurrence. For purposes hereof, the Reinsured shall be the sole judge of what constitutes “one risk.”

ARTICLE 5

REINSTATEMENT

1.	In the event all or any portion of the reinsurance under Excess Layer 3 and/or Excess Layer 4 of reinsurance coverage provided by this Contract is exhausted by loss, the amount so exhausted shall be reinstated immediately from the time the Loss Occurrence commences hereon. For each amount so reinstated, the Reinsured agrees to pay additional premium equal to the product of the following:

a.	The percentage of the “Reinsurer’s Per Occurrence Limit” in Schedule A or Schedule B respectively attached hereto for the excess layer reinstated (based on the Ultimate Net Loss paid by the Reinsurer under that excess layer for the applicable Contract Year); times

b.	The adjusted premium for that excess layer reinstated for the term of the applicable Contract Year (exclusive of reinstatement premium), as calculated in accordance with the Rate and Premium Article.

As respects loss or losses arising out of any one Loss Occurrence, the liability of the Reinsurer shall not exceed the amount shown as “Reinsurer’s Per Occurrence Limit” for Excess Layer 3 and/or Excess Layer 4 in Schedule A or Schedule B respectively.

2.

Whenever the Reinsured requests payment by the Reinsurer of any loss under any excess layer hereunder, the Reinsured shall submit a statement to the Reinsurer of reinstatement premium due the Reinsurer for that excess layer. For any given excess layer and Contract

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Year, if the adjusted premium has not been finally determined as of the date of any such statement, the calculation of reinstatement premium due shall be based on the deposit premium and shall be readjusted when the premium has been finally determined; furthermore, any reinstatement premium shown to be due the Reinsurer as reflected by such statement (less prior payments, if any) shall be payable by the Reinsured concurrently with payment by the Reinsurer of the requested loss. Any return reinstatement premium shown to be due the Reinsured shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Reinsured’s statement.

3.	Notwithstanding anything stated herein, the liability of the Reinsurer under any excess layer of reinsurance coverage provided by this Contract shall not exceed the amount shown as “Reinsurer’s Contract Limit” for any excess layer in Schedule A or Schedule B respectively, in all during the applicable Contract Year.

4.	For any excess layer hereunder, the Reinsured shall not pay reinstatement premium exceeding 100% of the adjusted premium for the excess layer reinstated for the term of the applicable Contract Year (exclusive of reinstatement premium), as calculated in accordance with the Rate and Premium Article.

ARTICLE 6

FLORIDA HURRICANE CATASTROPHE FUND

1.	As regards to Contract Year 1:

a.	The Reinsured shall provisionally purchase mandatory coverage, hereinafter referred to as “Actual FHCF Coverage,” from the Florida Hurricane Catastrophe Fund (FHCF) with the following limit and retention:

i.	90.0% of $597,100,000 excess of $223,400,000 (mandatory layer).

The provisional limit and retention above may increase or decrease in accordance with the provisions of the reimbursement contract between the Reinsured and the State Board of Administration of the State of Florida (SBA).

b.	The Actual FHCF Coverage shall cover both the Business Covered under this Contract and the business covered under the Reinsured’s flood contract.

c.	The Actual FHCF Coverage shall be calculated based on the mandatory FHCF premium for both the Business Covered under this Contract and the Reinsured’s business not covered under this Contract, evaluated as of June 30, 2014, and the 2014 FHCF Payout and Retention Multiples.

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d.	“Deemed FHCF Coverage” shall have the following provisional limit and retention:

i.	90.0% of $545,700,000 excess of $204,100,000.

The Deemed FHCF Coverage for this Contract shall be based on the mandatory FHCF premium for the Reinsured’s Business Covered under this Contract evaluated as of June 30, 2014, and the 2014 FHCF Payout and Retention Multiples. The provisional limit and retention above may increase or decrease in accordance with the provisions of the reimbursement contract between the Reinsured and the State Board of Administration of the State of Florida (SBA).

e.	Any loss reimbursement paid or payable to the Reinsured for the mandatory coverage layer provided by the FHCF, (“FHCF loss reimbursement”) and resulting from Loss Occurrences commencing during Contract Year 1, shall inure to the benefit of this Contract, subject to the lesser of the following:

i.	The loss reimbursement paid or payable in accordance with subparagraph (d) above; or

ii.	The maximum recovery allowed in accordance with subparagraph (a) above.

f.	Any FHCF loss reimbursement shall be deemed paid to the Reinsured in accordance with the reimbursement contract between the Reinsured and the SBA at the full payout level set forth therein. It is further deemed that any loss reimbursement shall not be reduced by any reduction or exhaustion of the actual claims paying capacity of the FHCF and that the FHCF fund balance is deemed funded to the fullest extent allowable by Florida statute.

g.

Prior to final calculation of the Reinsured’s FHCF retention and payout for the mandatory layer provided by the reimbursement contract between the Reinsured and the SBA, the Reinsurer’s liability hereunder will provisionally be calculated based on the projected FHCF payout and in accordance with subparagraph (e) above. Following the FHCF’s final calculation of the payout for the coverage layer provided by the reimbursement contract, the Ultimate Net Loss under Contract Year 1 will be recalculated. If, as a result of such calculation, the loss to the Reinsurer hereunder in any one Loss Occurrence is less than the amount previously paid by the Reinsurer hereunder, the Reinsured shall promptly remit the difference to the Reinsurer. If the

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loss to the Reinsurer in any one Loss Occurrence hereunder is greater than the amount previously paid by the Reinsurer, the Reinsurer shall promptly remit the difference to the Reinsured. For purposes of both the provisional and final calculation of Reinsurer liability referenced above, it is deemed that any FHCF loss reimbursement shall not be reduced by any reduction or exhaustion of the actual claims paying capacity of the FHCF and that the FHCF fund balance is deemed funded to the fullest extent allowable by Florida statute.

h.	If an FHCF reimbursement amount is based on the Reinsured’s losses in more than one Loss Occurrence commencing during Contract Year 1, and the FHCF does not designate the amount allocable to each Loss Occurrence, the FHCF reimbursement amount shall be prorated in the proportion that the Reinsured’s losses in each Loss Occurrence bear to the Reinsured’s total losses arising out of all Loss Occurrences to which the FHCF reimbursement applies.

2.	As regards to Contract Year 2:

a.	The Reinsured shall provisionally purchase mandatory coverage, hereinafter referred to as “Actual FHCF Coverage,” from the Florida Hurricane Catastrophe Fund (FHCF) based on in-force business for Contract Year 2.

b.	The Actual FHCF Coverage shall cover both the Business Covered under this Contract and the business covered under the Reinsured’s flood contract.

c.	The Actual FHCF Coverage shall be calculated based on the mandatory FHCF premium for both the Business Covered under this Contract and the Reinsured’s business not covered under this Contract, evaluated as of June 30, 2015, and the 2015 FHCF Payout and Retention Multiples.

d.	“Deemed FHCF Coverage” shall have a provisional limit and retention based on in-force Business Covered for Contract Year 2.

The Deemed FHCF Coverage for this Contract shall be based on the mandatory FHCF premium for the Reinsured’s Business Covered under this Contract evaluated as of June 30, 2015, and the 2015 FHCF Payout and Retention Multiples.

e.	Any loss reimbursement paid or payable to the Reinsured for the mandatory coverage layer provided by the FHCF, (“FHCF loss reimbursement”) and resulting from Loss Occurrences commencing during Contract Year 2, shall inure to the benefit of this Contract, subject to the lesser of the following:

i.	The loss reimbursement paid or payable in accordance with subparagraph (d) above; or

ii.	The maximum recovery allowed in accordance with subparagraph (a) above.

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f.	Any FHCF loss reimbursement shall be deemed paid to the Reinsured in accordance with the reimbursement contract between the Reinsured and the SBA at the full payout level set forth therein. It is further deemed that any loss reimbursement shall not be reduced by any reduction or exhaustion of the actual claims paying capacity of the FHCF and that the FHCF fund balance is deemed funded to the fullest extent allowable by Florida statute.

g.	Prior to final calculation of the Reinsured’s FHCF retention and payout for the mandatory layer provided by the reimbursement contract between the Reinsured and the SBA, the Reinsurer’s liability hereunder will provisionally be calculated based on the projected FHCF payout and in accordance with subparagraph (e) above. Following the FHCF’s final calculation of the payout for the coverage layer provided by the reimbursement contract, the Ultimate Net Loss under Contract Year 2 will be recalculated. If, as a result of such calculation, the loss to the Reinsurer hereunder in any one Loss Occurrence is less than the amount previously paid by the Reinsurer hereunder, the Reinsured shall promptly remit the difference to the Reinsurer. If the loss to the Reinsurer in any one Loss Occurrence hereunder is greater than the amount previously paid by the Reinsurer, the Reinsurer shall promptly remit the difference to the Reinsured. For purposes of both the provisional and final calculation of Reinsurer liability referenced above, it is deemed that any FHCF loss reimbursement shall not be reduced by any reduction or exhaustion of the actual claims paying capacity of the FHCF and that the FHCF fund balance is deemed funded to the fullest extent allowable by Florida statute.

h.	If an FHCF reimbursement amount is based on the Reinsured’s losses in more than one Loss Occurrence commencing during Contract Year 2, and the FHCF does not designate the amount allocable to each Loss Occurrence, the FHCF reimbursement amount shall be prorated in the proportion that the Reinsured’s losses in each Loss Occurrence bear to the Reinsured’s total losses arising out of all Loss Occurrences to which the FHCF reimbursement applies.

i.	Should the FHCF not offer coverage in Contract Year 2, coverage shall be deemed in place based on Contract Year 1 rates and FHCF Payout and Retention Multiples using Contract Year 2 exposure.

j.	Furthermore, should the Contract Year 2 FHCF reduce the $17 billion industry coverage by more than 10%, coverage shall be deemed in place based on the then current FHCF Payout and Retention Multiples grossed up to a $17 billion level.

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ARTICLE 7

RATE AND PREMIUM

1.	As regards to Contract Year 1:

a.	As premium for each excess layer of reinsurance coverage provided by this Contract, the Reinsured shall pay the Reinsurer the greater of the following:

i.	The amount, shown as “Minimum Premium” for that excess layer in Schedule A attached hereto; or

ii.	The percentage, shown as “Exposure Rate” for that excess layer in Schedule A, of the Reinsured’s Total Insured Value as of September 30, 2014 (the “adjusted premium”), subject to the provisions of subparagraph (c) below.

b.	The Reinsured shall pay the Reinsurer a deposit premium for each excess layer of the amount, shown as “Deposit Premium” for that excess layer in Schedule A, payable in installment amounts and at the dates set forth in the “Deposit Payment Schedule” for each excess layer in Schedule A. No deposit premium installments shall be due to a Reinsurer hereunder until that Reinsurer has executed its Interests and Liabilities Agreement attached to and forming part of this Contract. Further, if this Contract is terminated, no deposit premium installments shall be due after the effective date of termination.

c.

No later than April 1, 2015 (or the effective date of termination in the event this Contract is terminated prior to April 1, 2015), the Reinsured shall provide a report to the Reinsurer setting forth the premium due under each excess layer hereunder, computed in accordance with subparagraph (a) above, and any amounts due either party shall be remitted promptly. However, no return premium shall be due the Reinsured or additional premium due the Reinsurer as respects any excess layer hereunder unless the difference between the adjusted premium for such excess layer and the “Deposit Premium” for such excess layer is greater than 5.0%. In the event the adjusted premium for any excess layer hereunder is greater than the “Deposit Premium” for such excess layer by more than 5.0%, the premium due hereunder for such excess layer shall be equal to the deposit premium for such excess layer plus the

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difference between the adjusted premium for such excess layer and 105% of the deposit premium for such excess layer. Further, in the event the adjusted premium for any excess layer hereunder is less than the deposit premium for such excess layer by more than 5.0%, the premium due hereunder for such excess layer shall be equal to the “Deposit Premium” for such excess layer less the difference between 95.0% of the deposit premium for such excess layer and the adjusted premium for such excess layer.

d.	As respects any excess layer hereunder, if the Reinsured elects to reduce or terminate a Reinsurer’s participation percentage in accordance with paragraph (3) of the Term Article, the “Minimum Premium” as respects such excess layer shall not apply. Further, the adjusted premium as otherwise determined above as respects each excess layer shall be replaced with the following:

i.	In the event a loss occurs prior to the effective date of reduction or termination and the Reinsurer’s liability for such Loss Occurrence exceeds the “Deposit Premium” for such excess layer, the reinsurance premium for such excess layer in Contract Year 1 shall equal the “Deposit Premium” for such excess layer times the ratio the loss recoverable under such excess layer bears to the “Reinsurer’s Per Occurrence Limit” for such excess layer.

ii.	In the event no loss occurs prior to the effective date of reduction or termination or a loss occurs whereby the Reinsurer’s liability for such Loss Occurrence is less than the “Deposit Premium” applicable to such excess layer, the reinsurance premium for such excess layer in Contract Year 1 shall equal the pro rata portion of the reinsurance premium otherwise due hereunder for such excess layer based on the proportion the term of Contract Year 1 bears to the original 12-month term.

2.	As regards to Contract Year 2:

a.	No later than May 1, 2015, the Reinsured shall report to the Reinsurer the projected Total Insured Value as of September 30, 2015, derived from the RMS v13 Hurricane Model using Historical event frequencies with Loss Amplification and Secondary Uncertainty but without Storm Surge. The Total Insured Value projection must be equal to the exposure projections distributed in conjunction with the placement of the Reinsured’s annual reinsurance program.

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b.	As premium for each excess layer of reinsurance coverage provided by this Contract, the Reinsured shall pay the Reinsurer the greater of the following:

i.	The amount, shown as “Minimum Premium” for that excess layer in Schedule B attached hereto; or

ii.	The percentage, shown as “Exposure Rate” for that excess layer in Schedule B attached hereto, of the Reinsured’s Total Insured Value as of September 30, 2015 (the “adjusted premium”), subject to the provisions of subparagraph (d) below.

c.	The Reinsured shall pay the Reinsurer a deposit premium for each excess layer of the amount, shown as “Deposit Premium” for that excess layer in Schedule B attached hereto, payable in installment amounts and at the dates set forth in the “Deposit Payment Schedule” for each excess layer in Schedule B attached hereto. However, if this Contract is terminated, no deposit premium installments shall be due after the effective date of termination.

d.	No later than April 1, 2016 (or the effective date of termination in the event this Contract is terminated prior to April 1, 2016), the Reinsured shall provide a report to the Reinsurer setting forth the premium due under each excess layer hereunder, computed in accordance with subparagraph (b) above, and any amounts due either party shall be remitted promptly. However, no return premium shall be due the Reinsured or additional premium due the Reinsurer as respects any excess layer hereunder unless the difference between the adjusted premium for such excess layer and the “Deposit Premium” for such excess layer is greater than 5.0%. In the event the adjusted premium for any excess layer hereunder is greater than the “Deposit Premium” for such excess layer by more than 5.0%, the premium due hereunder for such excess layer shall be equal to the deposit premium for such excess layer plus the difference between the adjusted premium for such excess layer and 105% of the deposit premium for such excess layer. Further, in the event the adjusted premium for any excess layer hereunder is less than the deposit premium for such excess layer by more than 5.0%, the premium due hereunder for such excess layer shall be equal to the “Deposit Premium” for such excess layer less the difference between 95.0% of the deposit premium for such excess layer and the adjusted premium for such excess layer.

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e.	As respects any excess layer hereunder, if the Reinsured elects to reduce or terminate a Reinsurer’s participation percentage in accordance with paragraph (3) of the Term Article, the “Minimum Premium” as respects such excess layer shall not apply. Further, the adjusted premium as otherwise determined above as respects each excess layer shall be replaced with the following:

i.	In the event a loss occurs prior to the effective date of reduction or termination and the Reinsurer’s liability for such Loss Occurrence exceeds the “Deposit Premium” for such excess layer, the reinsurance premium for such excess layer in Contract Year 2 shall equal the “Deposit Premium” for such excess layer times the ratio the loss recoverable under such excess layer bears to the “Reinsurer’s Per Occurrence Limit” for such excess layer.

ii.	In the event no loss occurs prior to the effective date of reduction or termination or a loss occurs whereby the Reinsurer’s liability for such Loss Occurrence is less than the “Deposit Premium” applicable to such excess layer, the reinsurance premium for such excess layer in Contract Year 2 shall equal the pro rata portion of the reinsurance premium otherwise due hereunder for such excess layer based on the proportion the term of Contract Year 2 bears to the original 12-month term.

3.	“Total Insured Value” as used herein shall be defined as the sum of Coverage A, B, C and D for Business Covered as defined in the Business Covered Article for the respective Contract Year.

ARTICLE 8

ANNUAL EXPOSURE CHANGE

1.	No later than April 1, 2015, the Reinsured shall report to the Reinsurer the actual Total Insured Value for Contract Year 1 as of September 30, 2014.

2.	If the difference between the amount calculated in paragraph (1) above and the Total Insured Value projection for Contract Year 2 as of September 30, 2015, per the provisions of subparagraph (a) of paragraph (2) of the Rate and Premium Article, is equal to or less than 20%, then the Reinsurer’s “Participation” on the Interests & Liabilities Agreement attached hereto shall remain the same.

3.	If the difference between the amount calculated in paragraph (1) above and the Total Insured Value projection for Contract Year 2 as of September 30, 2015, per the provisions of subparagraph (a) of paragraph (2) of the Rate and Premium Article, is greater than 20%, then the Reinsurer’s “Participation” on the Interests & Liabilities Agreement attached hereto shall be adjusted such that its “Dollar Line” on the Interests & Liabilities Agreement changes no more than 20% relative to its Contract Year 1 limit of liability for each excess layer and subject to maximum placement of 100% for each excess layer.

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ARTICLE 9

DEFINITIONS

ULTIMATE NET LOSS

The term “Ultimate Net Loss” as used herein shall be defined as the sum or sums (including Loss in Excess of Policy Limits, Extra Contractual Obligations and Loss Adjustment Expense, as hereinafter defined) paid or payable by the Reinsured in settlement of claims and in satisfaction of judgments rendered on account of such claims after deduction of all salvage, all recoveries, and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Reinsured’s Ultimate Net Loss has been ascertained.

LOSS IN EXCESS OF POLICY LIMITS AND EXTRA CONTRACTUAL OBLIGATIONS

The terms “Loss in Excess of Policy Limits” and “Extra Contractual Obligations” as used herein shall be defined as follows:

a.	“Loss in Excess of Policy Limits” shall be defined as 100% of any amount paid or payable by the Reinsured in excess of its Policy limits, but otherwise within the terms of its Policy, such loss in excess of the Reinsured’s Policy limits having been incurred because of, but not limited to, failure by the Reinsured to settle within the Policy limits or by reason of the Reinsured’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.

b.	“Extra Contractual Obligations” shall be defined as 100% of any punitive, exemplary, compensatory or consequential damages paid or payable by the Reinsured, not covered by any other provision of this Contract and which arise from the handling of any claim on business subject to this Contract, such liabilities arising because of, but not limited to, failure by the Reinsured to settle within the Policy limits or by reason of the Reinsured’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action. An Extra Contractual Obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

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Notwithstanding anything stated herein, this Contract shall not apply to any Loss in Excess of Policy Limits or any Extra Contractual Obligation incurred by the Reinsured as a result of any fraudulent and/or criminal act by any officer or director of the Reinsured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

Further, any Loss in Excess of Policy Limits and/or Extra Contractual Obligations that are made in connection with this Contract shall not exceed 25.0% of the contractual loss under all Policies involved in the Loss Occurrence as respects each excess layer hereunder.

LOSS ADJUSTMENT EXPENSE

The term “Loss Adjustment Expense” as used herein shall be defined as expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense, and/or appeal of claims, regardless of how such expenses are classified for statutory reporting purposes. Loss Adjustment Expense shall include, but not be limited to, interest on judgments, expenses of outside adjusters, expenses and a pro rata share of salaries of the Reinsured’s field employees and expenses of other employees of the Reinsured who have been temporarily diverted from their normal and customary duties and assigned to the adjustment of losses covered by this Contract, expenses of the Reinsured’s officials incurred in connection with losses covered by this Contract, and Declaratory Judgment Expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto. Loss Adjustment Expense shall not include normal office expenses or salaries of the Reinsured’s employees or officials.

DECLARATORY JUDGMENT EXPENSE

The term “Declaratory Judgment Expense” as used herein shall be defined as the Reinsured’s own costs and legal expense incurred in direct connection with declaratory judgment actions brought to determine the Reinsured’s defense and/or indemnification obligations that are assignable to specific claims arising out of Policies reinsured by this Contract, regardless of whether the declaratory judgment action is successful or unsuccessful. Any Declaratory Judgment Expense shall be deemed to have been fully incurred by the Reinsured on the same date as the original loss (if any) giving rise to the action.

CONTRACT YEAR

“Contract Year” as used herein shall be defined as each 12-month period beginning June 1 during the Term of this Contract. “Contract Year 1” shall be defined as the period from 12:01 a.m.,

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Local Standard Time, June 1, 2014 through 12:01 a.m., Local Standard Time, June 1, 2015. “Contract Year 2” shall be defined as the period from 12:01 a.m., Local Standard Time, June 1, 2015 through 12:01 a.m., Local Standard Time, June 1, 2016.

TERM OF THIS CONTRACT

“Term of this Contract” as used herein shall be defined as the period from 12:01 a.m., Local Standard Time, June 1, 2014 through 12:01 a.m., Local Standard Time, June 1, 2016. However, if this Contract is terminated, “Term of this Contract” as used herein shall be defined as the period from 12:01 a.m., Local Standard Time, June 1, 2014 until the effective time and date of termination.

ARTICLE 10

LOSS OCCURRENCE DEFINITION

LOSS OCCURRENCE

1.	The term “Loss Occurrence” as used herein shall be defined as the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one Loss Occurrence shall be limited to all individual losses sustained by the Reinsured occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term Loss Occurrence shall be further defined as follows:

a.	As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Reinsured occurring during any period of 96 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

b.	As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Reinsured occurring during any period of 96 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 96 consecutive hours may be extended in respect of individual losses which occur beyond such 96 consecutive hours during the continued occupation of an assured’s premises by strikers, provided such occupation commenced during the aforesaid period.

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c.	As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Reinsured’s Loss Occurrence.

d.	As regards freeze, only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Reinsured’s Loss Occurrence.

e.	As regards firestorms, brush fires and any other fires or series of fires, irrespective of origin (except as provided in subparagraphs (b) and (c) above), which spread through trees, grassland or other vegetation, all individual losses sustained by the Reinsured which occur during any period of 168 consecutive hours within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another may be included in the Reinsured’s Loss Occurrence.

2.	For all Loss Occurrences the Reinsured may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Reinsured arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any Loss Occurrence referred to in subparagraph (a) or (b) of paragraph (1) above where only one such period of 96 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

3.	No individual losses occasioned by an event that would be covered by the 96 hours clauses may be included in any Loss Occurrence claimed under the 168 hours provision.

ARTICLE 11

ACCESS TO RECORDS

The Reinsurer or its designated representatives shall have access to the books and records of the Reinsured on matters relating to this reinsurance at all reasonable times, at the location where such books and records are maintained in the ordinary course of business, for the purpose of obtaining information concerning this Contract or the subject matter thereof.

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Notification of a request for inspection of records shall be sent to the Reinsured by the Reinsurer in written form, and shall normally be given four weeks in advance. Notwithstanding the above, the Reinsurer shall not have any right of access to the records of the Reinsured if it is not current in all undisputed payments due the Reinsured.

ARTICLE 12

AGENCY

If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

ARTICLE 13

ARBITRATION

1.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Reinsured, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Underwriters at Lloyd’s. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, the two Arbiters shall request the American Arbitration Association to appoint the Umpire. If the American Arbitration Association fails to appoint the Umpire within 30 days after it has been requested to do so, either party may request a justice of a Court of general jurisdiction of the state in which the arbitration is to be held to appoint the Umpire.

2.	Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

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3.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Reinsured to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

4.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

5.	Any arbitration proceedings shall take place in Tampa, Florida; however, the location may be changed if mutually agreed upon by the parties of this Contract. Notwithstanding the location of arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Florida.

ARTICLE 14

CASH CALL

In the event that at any time the Reinsured becomes obligated to make a payment or series of payments for losses which exceed the Reinsured’s retention, the Reinsured shall present to the Reinsurer an itemized statement of the amounts payable hereunder. The Reinsurer shall be obligated (subject to the terms and conditions of this Contract) to make a payment to the Reinsured of the amount requested within 10 days of receipt of the statement from the Reinsured.

ARTICLE 15

CONFIDENTIALITY

1.	The Reinsurer hereby acknowledges that the terms and conditions of this Contract, any materials provided in the course of audit or inspection and any documents, information and data provided to it by the Reinsured, whether directly or through an authorized agent, in connection with the placement and execution of this Contract (hereinafter referred to as “Confidential Information”) are proprietary and confidential to the Reinsured. Confidential Information shall not include documents, information or data that the Reinsurer can show:

a.	Are publicly available or have become publicly available through no unauthorized act of the Reinsurer;

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b.	Have been rightfully received from a third person without obligation of confidentiality; or

c.	Were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

2.	Absent the written consent of the Reinsured, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies, except:

a.	When required by retrocessionaires subject to the business ceded to this Contract;

b.	When required by regulators performing an audit of the Reinsurer’s records and/or financial condition;

c.	When required by external auditors performing an audit of the Reinsurer’s records in the normal course of business; or

d.	When required by attorneys or arbitrators in connection with an actual or potential dispute hereunder.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

3.	Notwithstanding the above, in the event the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Reinsured with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Reinsured in maintaining the confidentiality provided for in this Article.

4.	The provisions of this Article shall extend to the officers, directors and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

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ARTICLE 16

CURRENCY

1.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

2.	Amounts paid or received by the Reinsured in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Reinsured.

ARTICLE 17

ENTIRE AGREEMENT

1.	This Contract and any related trust agreement, Letter of Credit and/or special acceptance, shall constitute the entire agreement between the parties hereto with respect to the business being reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Contract.

2.	Any change or modification to this Contract shall be null and void unless made by an addendum and signed by the parties hereto.

ARTICLE 18

ERROR AND OMISSIONS

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE 19

FEDERAL EXCISE TAX

1.	The Reinsurer has agreed to allow, for the purpose of paying the Federal Excise Tax, the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

2.	In the event of any return of premium becoming due hereunder, the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Reinsured or its agent should take steps to recover the tax from the United States Government.

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ARTICLE 20

FUNDING OF RESERVES

1.	The Reinsurer agrees to fund its share of the Reinsured’s ceded unearned premium (including, but not limited to, the unearned portion of any deposit premium installment as calculated by the Reinsured) and outstanding loss and Loss Adjustment Expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known Loss Occurrences) by:

a.	Clean, irrevocable and unconditional Letter of Credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of Letters of Credit and acceptable to said insurance regulatory authorities; and/or

b.	Escrow accounts for the benefit of the Reinsured; and/or

c.	Cash advances;

if the Reinsurer:

a.	Is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Reinsured and if, without such funding, a penalty would accrue to the Reinsured on any financial statement it is required to file with the insurance regulatory authorities involved; or

b.	Has experienced any of the circumstances described in paragraph (3) of the Term Article. However, if such circumstance is rectified, then no special funding requirements shall apply and any such current funding in accordance with the provisions above shall be released to the Reinsurer.

For purposes of this Contract, the Lloyd’s United States Credit for Reinsurance Trust Fund shall be considered an acceptable funding instrument. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

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2.	With regard to funding in whole or in part by Letters of Credit, it is agreed that each Letter of Credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will involve an “Evergreen Clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Reinsured not less than 60 days prior to said expiration date. The Reinsured and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said Letter of Credit may be drawn upon by the Reinsured or its successors in interest at any time, without diminution because of the insolvency of the Reinsured or the Reinsurer, but only for one or more of the following purposes:

a.	To reimburse itself for the Reinsurers’ share of losses and/or Loss Adjustment Expense paid under the terms of Policies reinsured hereunder, unless paid in cash by the Reinsurer;

b.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

c.	To fund a cash account in an amount equal to the Reinsurer’s share of any ceded unearned premium and/or outstanding loss and Loss Adjustment Expense reserves (including all case reserves plus any reasonable amount estimated to be unreported for known Loss Occurrences) funded by means of a Letter of Credit which is under non-renewal notice, if said Letter of Credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

d.	To refund to the Reinsurer any sums in excess of the actual amount required to fund the Reinsurer’s share of the Reinsured’s ceded unearned premium and/or outstanding loss and Loss Adjustment Expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known Loss Occurrences), if so requested by the Reinsurer; and

e.	To reimburse itself for the Reinsurer’s portion of the unearned reinsurance premium paid to the Reinsurer hereunder.

In the event the amount drawn by the Reinsured on any Letter of Credit is in excess of the actual amount required for (2a), (2c), or (2e), or in the case of (2b), the actual amount determined to be due, the Reinsured shall promptly return to the Reinsurer the excess amount so drawn.

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3.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Reinsured or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Reinsured.

4.	At annual intervals, or more frequently at the discretion of the Reinsured, but never more frequently than quarterly, the Reinsured shall prepare a specific statement of the Reinsurer’s funding obligations for the sole purpose of amending the Letter of Credit or other method of funding, in the following manner:

a.	If the statement shows that the Reinsurer’s funding obligations exceed the balance of the Letter of Credit as of the statement date, the Reinsurer shall, within 30 days after receipt of the statement, secure delivery to the Reinsured of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference. Should another method of funding be used, the Reinsurer shall, within the time period outlined above, increase such funding by the amount of such difference.

b.	If, however, the statement shows that the Reinsurer’s funding obligations are less than the balance of the Letter of Credit as of the statement date, the Reinsured shall, within 30 days after receipt of written request from the Reinsurer, release such excess credit available by the amount of such excess credit. Should another method of funding be used, the Reinsurer shall, within the time period outlined above, decrease such funding by the amount of such excess.

5.	If a Reinsurer fails to fulfill its funding obligation, if any, under this Article, the Reinsured may, at its option, require the Reinsurer to pay, and the Reinsurer agrees to pay, any interest charge on the funding obligation calculated on the last business day of each month as follows:

a.	The number of full days that have expired since the earliest of the applicable following dates:

i.	As respects a Reinsurer that is unauthorized in any state of the United States of America or District of Columbia having jurisdiction over the Reinsured, December 31 of the calendar year in which the funding was required;

ii.	As respects a Reinsurer that has experienced any of the circumstances described in paragraph (3) of the Term Article, the first date such circumstance occurs;

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times:

b.	1/365ths of the sum of 2.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first day of the month for which the calculation is made; times

c.	The funding obligation, less the amount, if any, funded by the Reinsurer prior to the applicable date determined in subparagraph (a) above.

It is agreed that interest shall accumulate until the full interest charge amount as provided for in this paragraph and the funding obligation are paid.

If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

ARTICLE 21

GOVERNING LAW

This Contract shall be governed as to performance, administration and interpretation in accordance with the laws of the State of Florida, exclusive of the rules with respect to conflicts of law; however, with respect to credit for reinsurance, the applicable rules of all states shall apply.

ARTICLE 22

INSOLVENCY

1.	If more than one reinsured company is included within the definition of “Reinsured” hereunder, this Article shall apply individually to each such company.

2.

In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the Reinsured or to its liquidator, receiver, conservator or statutory successor, with reasonable provision for verification, on the basis of the liability of the Reinsured or on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Reinsured or because the liquidator, receiver, conservator or statutory successor of the Reinsured has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reinsured shall give written notice to the Reinsurer of the pendency of a claim against the Reinsured

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indicating the Policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Reinsured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Reinsured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurer.

3.	Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Reinsured.

4.	It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Reinsured or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee or other party as more specifically limited by any statute or regulation applicable hereto, of such reinsurance in the event of the insolvency of the Reinsured or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Reinsured as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Reinsured to such payees. However, the exceptions provided in (1) and (2) above shall apply only to the extent that applicable statutes or regulations specifically permit such exceptions.

ARTICLE 23

LATE PAYMENTS

1.	The interest penalties provided for in this Article shall apply to the Reinsurer or to the Reinsured in the following circumstances:

a.	With the exception of payments due from the Reinsurer in accordance with the Cash Call Article, payments due from the Reinsurer to the Reinsured shall have as a due date the date on which the agreed proof of loss is received by the Reinsurer, and shall be overdue 30 days thereafter. Payment to the Intermediary is deemed to be payment to the Reinsured for purposes of this Article.

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b.	Payments due from the Reinsured to the Reinsurer shall have as a due date the date specified in this Contract. Payments shall be overdue 30 days thereafter. Premium adjustments shall be overdue 30 days following the due date set forth under the terms of this Contract.

c.	The Reinsured shall provide a copy of the original insured’s proof of loss, and a copy of the claim adjuster’s report(s) or other evidence of indemnification for losses exceeding the excess limit on an incurred basis. If, subsequent to receipt of this evidence, the information contained therein is insufficient or not in accordance with the contractual conditions, then the payment due date as defined in subparagraph (a) shall be deemed to be the date upon which the Reinsurer received additional information necessary to approve payment of the claim or the claim is presented in an acceptable manner. Interest as stipulated in subparagraph (d) shall be payable should a disputed claim be ultimately settled and if the period set out in subparagraph (a) is exceeded, but only to the extent that the final loss payment exactly tracks with the original proof of loss.

d.	Overdue amounts shall bear simple interest from the overdue date at the 90-day United States Treasury Bill rate set forth by the Federal Reserve Board for the first Monday of the calendar month in which the amount becomes overdue, as published in the Federal Reserve Statistical Release. If the interest generated for 100% in respect of any overdue payment as outlined in subparagraph (a) or (b) is $500 or less, then the interest penalty shall be waived.

e.	For the purposes of this Article, reinsuring Underwriters at Lloyd’s shall be viewed as one entity. The provisions set forth herein shall not be applicable until the creditor party shall have manifested to the debtor party its intent to invoke the terms of this Article.

ARTICLE 24

LIABILITY OF THE REINSURER

1.	The liability of the Reinsurer shall follow that of the Reinsured in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers, interpretations and modifications of the Reinsured’s Policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

2.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

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ARTICLE 25

LOSS NOTICES AND SETTLEMENTS

1.	Whenever losses sustained by the Reinsured appear likely to result in a claim hereunder, the Reinsured shall notify the Reinsurer, and the Reinsurer shall have the right to participate in the adjustment of such losses at its own expense.

2.	All loss settlements made by the Reinsured, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid within 14 days) by the Reinsured. Notwithstanding the foregoing, and subject to the provisions set forth under paragraph (2) of the Exclusions Article, should any judicial, regulatory, or legislative entity having legal jurisdiction require that the Reinsured be liable for any amounts that are otherwise outside the terms of the Reinsured’s original Policies, the Reinsurer agrees that such amounts shall be subject always to the terms and conditions of this Contract.

ARTICLE 26

NET RETAINED LINES

1.	This Contract applies only to that portion of any Policy which the Reinsured retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Contract), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any Policy which the Reinsured retains net for its own account shall be included.

2.	The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Reinsured to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

ARP-HCI-02-CAT-201-14 DOC: June 12, 2014	Page 29

ARTICLE 27

NON-WAIVER

The failure of the Reinsured or the Reinsurer to insist on compliance with this Contract or to exercise any right or remedy hereunder shall not constitute a waiver of any rights or remedies contained herein nor stop either party from thereafter demanding full and complete compliance nor prevent either party from exercising such rights or remedies in the future.

ARTICLE 28

NOTICES AND AGREEMENT EXECUTION

1.	Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

2.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

a.	Paper documents with an original ink signature;

b.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

c.	Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms “electronic record,” “electronic signature” and “electronic agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

3.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

ARTICLE 29

OFFSET

The Reinsured and the Reinsurer, each at its option, may offset any balance or balances, whether on account of premiums, claims and losses, Loss Adjustment Expenses or salvages due

ARP-HCI-02-CAT-201-14 DOC: June 12, 2014	Page 30

from one party to the other under this Contract or under any other reinsurance agreement heretofore or hereafter entered into between the Reinsured and the Reinsurer, whether acting as assuming reinsurer or as ceding company; provided, however, that in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with applicable statutes and regulations.

ARTICLE 30

OTHER REINSURANCE

The Reinsured shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Reinsured and be entirely disregarded in applying all of the provisions of this Contract.

ARTICLE 31

SALVAGE AND SUBROGATION

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Reinsured, less the actual cost, excluding salaries of officials and employees of the Reinsured and sums paid to attorneys as a retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Reinsured for its primary loss. The Reinsured hereby agrees to enforce its rights to salvage and subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights if, in the Reinsured’s opinion, it is economically reasonable to do so. Should the Reinsured neglect or refuse to enforce such rights, the Reinsurer is hereby empowered and authorized to institute the appropriate action in the name of the Reinsured, at the Reinsurer’s expense.

ARTICLE 32

SANCTIONS

Neither the Reinsured nor any Reinsurer shall be liable for premium or loss under this Contract if it would result in a violation of any mandatory sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America that are applicable to either party.

ARP-HCI-02-CAT-201-14 DOC: June 12, 2014	Page 31

ARTICLE 33

SERVICE OF SUIT

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory, or District of the United States where authorization is required by insurance regulatory authorities.)

1.	This Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

2.	In the event the Reinsurer fails to pay any amount claimed to be due hereunder or fails to otherwise perform its obligations hereunder, the Reinsurer, at the request of the Reinsured, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is accepted by the Reinsurer or is determined by removal, transfer or otherwise, as provided for above, will comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against any of the Reinsurers upon this Contract, will abide by the final decision of such court or of any Appellate Court in the event of an appeal.

3.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Reinsured or any beneficiary hereunder arising out of this Contract.

ARTICLE 34

SEVERABILITY

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

ARP-HCI-02-CAT-201-14 DOC: June 12, 2014	Page 32

ARTICLE 35

TAXES

In consideration of the terms under which this Contract is issued, the Reinsured will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

ARTICLE 36

TERRITORY

The liability of the Reinsurer shall be limited to losses under Policies covering property located within the territorial limits of the State of Florida; but this limitation shall not apply to moveable property if the Reinsured’s Policies provide coverage when said moveable property is outside the aforementioned territorial limits.

ARTICLE 37

INTERMEDIARY

Advocate Reinsurance Partners, LLC is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including, but not limited to, notices, statements, premium, return premium, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) relating thereto shall be transmitted to the Reinsured or the Reinsurer through Advocate Reinsurance Partners, LLC, 2501 North Harwood Street, Suite 1250, Dallas, TX 75201. Payments by the Reinsured to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Reinsured only to the extent that such payments are actually received by the Reinsured.

ARP-HCI-02-CAT-201-14 DOC: June 12, 2014	Page 33

SCHEDULE A

MULTI-YEAR CATASTROPHE EXCESS OF LOSS REINSURANCE CONTRACT

EFFECTIVE: JUNE 1, 2014

issued to

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY, INC.

TAMPA, FLORIDA

Contract Year 1	Excess Layer 3			Excess Layer 4
Reinsured’s Retention		$82,000,000			$204,000,000
Reinsurer’s Per Occurrence Limit		$122,000,000			$54,600,000
Reinsurer’s Contract Limit		$244,000,000			$109,200,000
Rate on Line		****	%		*****	%
Exposure Rate		*****	%		******	%
Minimum Premium	$	******		$	******
Deposit Premium	$	******		$	******
Deposit Payment Schedule:
Installment Due June 1, 2014	$	******		$	******
Installment Due September 1, 2014	$	*******		$	******
Installment Due January 1, 2015	$	*******		$	*******
Installment Due April 1, 2015	$	***** *		$	***** *

*	plus applicable adjustment per Rate and Premium Article

All figures listed above are based on a projected TIV of $38,246,531,382 and shown at 100% for each excess layer and shall apply to each Reinsurer in the percentage share for that excess layer expressed in its Interests and Liabilities Agreement attached hereto.

ARP-HCI-02-CAT-201-14 DOC: June 12, 2014	Schedule A

SCHEDULE B

MULTI-YEAR CATASTROPHE EXCESS OF LOSS REINSURANCE CONTRACT

EFFECTIVE: JUNE 1, 2014

issued to

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY, INC.

TAMPA, FLORIDA

Contract Year 2	Excess Layer 3	Excess Layer 4
Reinsured’s Retention	Per below definition (1)	Per below definition (7)
Reinsurer’s Per Occurrence Limit	Per below definition (2)	Per below definition (8)
Reinsurer’s Contract Limit	Per below definition (3)	Per below definition (9)
Rate on Line	*****%	*****%
Exposure Rate	Per below definition (4)	Per below definition (10)
Minimum Premium	Per below definition (5)	Per below definition (11)
Deposit Premium	Per below definition (6)	Per below definition (12)
Deposit Payment Schedule:
Installment Due June 1, 2015
Installment Due September 1, 2015
Installment Due January 1, 2016
Installment Due April 1, 2016

*	plus applicable adjustment per Rate and Premium Article

ARP-HCI-02-CAT-201-14 DOC: June 12, 2014 Revised: June 18, 2014	Schedule B

EXCESS LAYER 3

1.	“Reinsured’s Retention” shall be defined as the greater of:

a.	$82,000,000; or

b.	The retention plus limit of the Reinsured’s Working Layer Catastrophe Excess of Loss Reinsurance Contract, contract year effective June 1, 2015.

2.	“Reinsurer’s Per Occurrence Limit” shall be defined as:

a.	An Exhaustion Point equal to the Deemed FHCF Coverage retention for Contract Year 2 per the provisions of paragraph (2) of the Florida Hurricane Catastrophe Fund Article; less

b.	The Reinsured’s Retention per (1) above.

3.	“Reinsurer’s Contract Limit” shall be defined as 200% of the Reinsurer’s Per Occurrence Limit per (2) above.

4.	“Exposure Rate” shall be defined as the Deposit Premium per (6) below divided by the Total Insured Value projection for Contract Year 2 as of September 30, 2015, per the provisions of subparagraph (a) of paragraph (2) of the Rate and Premium Article.

5.	“Minimum Premium” shall be defined as 85% of the Deposit Premium per (6) below.

6.	“Deposit Premium” shall be defined as the Rate on Line in this Schedule B for Excess Layer 3 multiplied by the Reinsurer’s Per Occurrence Limit per (2) above.

EXCESS LAYER 4

7.	“Reinsured’s Retention” shall be defined as the Deemed FHCF Coverage retention for Contract Year 2 per the provisions of paragraph (2) of the Florida Hurricane Catastrophe Fund Article.

8.	“Reinsurer’s Per Occurrence Limit” shall be defined as 10% of:

a.	An Exhaustion Point equal to the Deemed FHCF Coverage retention plus limit (not reduced for 90% placement) for Contract Year 2 per the provisions of paragraph (2) of the Florida Hurricane Catastrophe Fund Article; less

b.	The Reinsured’s Retention per (7) above.

9.	“Reinsurer’s Contract Limit” shall be defined as 200% of the Reinsurer’s Per Occurrence Limit per (8) above.

10.	“Exposure Rate” shall be defined as the Deposit Premium per (12) below divided by the Total Insured Value projection for Contract Year 2 as of September 30, 2015, per the provisions of subparagraph (a) of paragraph (2) of the Rate and Premium Article.

11.	“Minimum Premium” shall be defined as 85% of the Deposit Premium per (12) below.

12.	“Deposit Premium” shall be defined as the Rate on Line in this Schedule B for Excess Layer 4 multiplied by the Reinsurer’s Per Occurrence Limit per (8) above.

ARP-HCI-02-CAT-201-14 DOC: June 12, 2014 Revised: June 18, 2014	Schedule B

NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE – REINSURANCE U.S.A.

1.	This Reinsurance does not cover any loss or liability accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph (1) of this clause, this Reinsurance does not cover any loss or liability accruing to the Reinsured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material”, and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.	Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate:

(a)	where Reinsured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

ARP-HCI-02-CAT-201-14 DOC: June 12, 2014	ARP 35B

4.	Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reinsured to be the primary hazard.

6.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reinsured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note: Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that:

(a)	all Policies issued by the Reinsured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	with respect to any risk located in Canada, Policies issued by the Reinsured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

ARP-HCI-02-CAT-201-14 DOC: June 12, 2014	ARP 35B